1 Fountain Square Chattanooga, TN 37402 www.unum.com FOR IMMEDIATE RELEASE Contacts INVESTORS Tom White 423-294-8996 news MEDIA Jim Sabourin 423-294-6300 Unum Group’s board of directors votes to increase common stock dividend CHATTANOOGA, Tenn. (May 23, 2019) - Unum Group (NYSE:UNM) announced today that its board of directors has authorized an increase of 9.6 percent in the quarterly dividend paid on its common stock. The new rate of 28.5 cents per common share, or $1.14 per share on an annual basis, will be effective with the dividend expected to be paid in the third quarter of 2019. “We are pleased to again increase our dividend payout, which is indicative of not only our consistent performance and capital generation, but also our commitment to returning value to shareholders,” said Richard P. McKenney, president and CEO of Unum. The new quarterly dividend represents a 245 percent increase from the 8.25 cents per share the company was paying in 2009 and marks the eleventh consecutive year in which Unum has raised its dividend. Unum has also repurchased approximately $4.4 billion of its stock, reducing its outstanding share count by almost 43 percent, since the fourth quarter of 2009. # # # UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

ABOUT UNUM Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom and the leading provider of disability income protection in the world. Its primary businesses are Unum US, Colonial Life, Unum UK, and Unum Poland. Unum’s portfolio includes disability, life, accident and critical illness, dental and vision coverage, which help protect millions of working people and their families in the event of an illness or injury. Unum also provides stop-loss coverage to help self-insured employers protect against unanticipated medical costs. The company reported revenues of $11.6 billion in 2018, and provided $7.2 billion in benefits. For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, twitter.com/unumnews and www.linkedin.com/company/unum UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.